Exhibit 99.1

Report to Stockholders for the Quarter Ended October 1, 2006

Dear Stockholders:

Your Company reported net income for the third quarter of 2006 of $4.9 million, or $.54 per basic share, compared to $8.8 million, or $.97 per basic share, for the third quarter of 2005. In addition, net income for the first nine months of 2006 was $14.6 million, or $1.61 per basic share, compared to $21.0 million, or $2.32 per basic share, for the same period of 2005. Our results in the first nine months of 2005 were favorably impacted by an adjustment of $3.7 million after-tax, or $.41 per basic share, as the result of proceeds received from the settlement of a class action lawsuit related to high fructose corn syrup, offset partially by financing costs of $.7 million after-tax, or $.08 per basic share, associated with a debt exchange offer which occurred in June of 2005.

The Company’s results in the third quarter of 2006 reflected revenue growth of 2.4% or $8.6 million. The growth in revenue was due to a 1% increase in bottle/can revenue per case and a 17%, or $5.8 million, increase in sales to other Coca-Cola bottlers. The increase in sales to other Coca-Cola bottlers was primarily related to sales of Full Throttle. Competitive pricing primarily in the supermarket channel and ongoing pricing pressures in the bottled water category limited the increase in revenue per case. In addition, there was a significant decrease in product innovation during the quarter as compared to the prior year.

The Company’s gross margin in the third quarter of 2006 decreased by $3.8 million, or 2.3%, to $157.4 million as compared to the third quarter of 2005. The decrease in gross margin was primarily due to competitive pricing pressures previously discussed and increases in raw material and other manufacturing costs.

While reduced net pricing in the supermarket channel adversely impacted margins, the Company’s market share in this channel improved. We believe the reduction in net pricing was appropriate for the long-term health of our business. We are focused on increasing net pricing in the fourth quarter of 2006 and improving gross margin going forward. Pricing will be especially important in 2007 as we anticipate a significant increase in the cost of certain commodities.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited Oct. 1, 2006	Jan. 1, 2006	Unaudited Oct. 2, 2005
Assets
Current Assets:
Cash and cash equivalents	$57,420	$39,608	$35,838
Trade accounts receivable, net	90,749	94,576	99,759
Accounts receivable, other	17,053	11,107	19,167
Inventories	56,799	58,233	56,878
Prepaids and other current assets	14,627	8,862	10,350

Total current assets	236,648	212,386	221,992

Property, plant and equipment, net	389,856	389,199	392,266
Leased property under capital leases, net	70,681	73,244	74,148
Other assets	36,791	39,235	39,590
Franchise rights	520,672	520,672	520,672
Goodwill	102,049	102,049	102,049
Other identifiable intangible assets, net	4,871	5,054	5,211

Total	$1,361,568	$1,341,839	$1,355,928

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of debt	$—	$6,539	$39
Current portion of obligations under capital leases	1,583	1,709	1,759
Accounts payable and accrued expenses	150,262	139,567	157,078

Total current liabilities	151,845	147,815	158,876

Deferred income taxes	158,529	167,131	174,577
Pension, postretirement and other liabilities	155,554	140,032	122,918
Obligations under capital leases	76,328	77,493	77,911
Long-term debt	691,450	691,450	700,000

Total liabilities	1,233,706	1,223,921	1,234,282
Minority interest	45,330	42,784	41,849
Stockholders’ equity	82,532	75,134	79,797

Total	$1,361,568	$1,341,839	$1,355,928

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2006	2005	2006	2005
Net sales	$370,626	$362,047	$1,090,429	$1,032,456
Cost of sales	213,237	200,907	619,325	565,417

Gross margin	157,389	161,140	471,104	467,039
Selling, delivery and administrative expenses	135,421	132,892	405,459	390,816
Amortization of intangibles	136	157	426	723

Income from operations	21,832	28,091	65,219	75,500
Interest expense	12,745	12,005	37,808	36,396
Minority interest	841	1,201	2,546	3,162

Income before income taxes	8,246	14,885	24,865	35,942
Income taxes	3,305	6,093	10,222	14,912

Net income	$4,941	$8,792	$14,643	$21,030

Basic net income per share:
Common Stock	$.54	$.97	$1.61	$2.32

Weighted average number of Common Stock shares outstanding	6,643	6,643	6,643	6,643

Class B Common Stock	$.54	$.97	$1.61	$2.32

Weighted average number of Class B Common Stock shares outstanding	2,460	2,440	2,460	2,440

Diluted net income per share:
Common Stock	$.54	$.97	$1.61	$2.32

Weighted average number of Common Stock shares outstanding — assuming dilution	9,123	9,083	9,120	9,083

Class B Common Stock	$.54	$.97	$1.60	$2.32

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,480	2,440	2,476	2,440

Cash dividends per share:
Common Stock	$.25	$.25	$.75	$.75
Class B Common Stock	$.25	$.25	$.75	$.75

CORPORATE INFORMATION

Transfer Agent and Dividend Disbursing Agent

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. Communication may also be made by calling toll-free (866) 668-6550, local (718) 921-8346 or fax (718) 236-2641.

Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on The Nasdaq Global Market under the ticker symbol COKE.

Company Website

www.cokeconsolidated.com

Corporate Office

Our corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. Our mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Periodic Reports and Code of Ethics for Senior Financial Officers

Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to the United States Securities and Exchange Commission and its Code of Ethics for Senior Financial Officers are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. This information may also be obtained from the Company’s website as noted above.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Included in this Report to Stockholders and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about our focus on increasing bottle/can net pricing in the fourth quarter of 2006 and improving our overall bottle/can gross margin going forward; our belief that reduced net pricing in the third quarter of 2006 was appropriate for the long-term health of our business; the importance of pricing in 2007 and our expectations that certain commodity costs will increase significantly in 2007.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are the following: lower than expected selling prices resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ level of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our debt rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; the declaration of dividends on our Common Stock without declaring equal or any dividends on our Class B Common Stock; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; and our use of estimates and assumptions. The forward-looking statements in this Report to Stockholders should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2006 under Part I, Item 1A “Risk Factors” and our Quarterly Report on Form 10-Q for the quarter ended October 1, 2006 under Part II, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this Report to Stockholders as a result of new information or future events or developments.